LICENSE AGREEMENT

      LICENSE AGREEMENT, dated as March 7, 2008 (the "Commencement Date") by and between Fund.com Managed Products Inc., a subsidiary of Fund.com Inc.("LICENSEE"), a Delaware corporation, having an office at 455 Broadway, New York, NY 10012, and Equities Global Communications, Inc.("LICENSOR"), having an office at 2118 Wilshire Boulevard #722, Santa Monica, CA 90403.

      WHEREAS, LICENSOR compiles, calculates, maintains and owns rights in and to the EQUITIES® Hedge Fund Index and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the "Equities Index"); and

        WHEREAS, the LICENSOR uses in commerce and has trade name and trademark license rights to the designations ”EQUITIES®" and "EQUITIES® Hedge Fund Index", in connection with the Equities Index (such rights being hereinafter individually and collectively referred to as the "Equities Marks"); and

       WHEREAS, LICENSEE wishes to license the use of the Equities Index and the Equities Marks in connection with the use, marketing and/or promotion of the Equities Index under applicable law, rules and regulations; and

     WHEREAS, LICENSEE wishes to obtain LICENSOR's authorization to sub-license the Equities Index and the Equities Marks pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.      Grant of License.

(a)              Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE a perpetual exclusive license, (i) to use the Equities Index as a component of, as the basis of the investment strategies of, and otherwise in connection with the making, issuance, purchase, sale, market quotation, marketing, promotion, trading or other distribution of investment products and (ii) to use and refer to the Equities Marks in connection with the distribution of investment products and in connection with making such disclosure about such investment products as LICENSEE deems necessary or desirable under any applicable law, rules or regulations, but, in each case, only to the extent necessary to indicate the source of the Equities  Index.  LICENSOR agrees that LICENSEE shall have the right and authority to sublicense the rights and licenses granted hereunder for use in investment products and to third parties who require (in LICENSEE’s reasonable opinion) such license in connection with the distribution of investment products.

(b)              LICENSEE shall have the right of first refusal to enter into an arrangement concerning the licensing of any index owned or developed by LICENSOR for use in the making, issuance, purchase, sale, market quotation, marketing, promotion, trading or other distribution of any investment product.  LICENSOR shall have the right to enter into such an arrangement with a third-party only (i) after LICENSEE has refused such arrangement and (ii) if such third-party arrangement is substantially upon the same terms and conditions offered to and refused by LICENSEE.

(c)              Each of LICENSEE and LICENSOR shall use reasonable efforts to protect the goodwill and reputation of the Equities Index and of the Equities Marks in connection with the use of the Equities Index and the Equities Marks under this Agreement.

2.      Term.

             The term of this Agreement shall commence on the Commencement Date and shall continue in effect thereafter until it is terminated in accordance with its terms.

3.      License Fees.

              (a)                      The LICENSEE shall pay to LICENSOR 5% of all sub-license fees collected by the LICENSEE from all sub-licensees of the Equity Index (the “License Fees”). For any use of the Equities Index by the Licensee or an affiliate, license fees to be paid to the LICENSOR shall be determined upon agreement by the parties.

             (b)                        During the term of this Agreement and for a period of one (1) year after its termination, LICENSOR shall have the right, during normal business hours and upon reasonable notice to Licensee, to audit on a confidential basis the relevant books and records of LICENSEE to determine that License Fees have been accurately determined. The costs of such audit shall be borne by LICENSOR unless it determines that it has been underpaid by five percent (5%) or more; in such case, costs of the audit shall be paid by Licensee. Unless required by law, a court or a regulatory agency, LICENSOR and its agents shall maintain as confidential and not disclose information and documents received or reviewed in connection with the audit.

4.      Termination.

             (a)                         At any time during the term of this Agreement, either party may give the other party sixty (60) days prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date specified therein of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

             (b)                        In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving sixty (60) days prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach within the notice period.

             (c)                        LICENSOR shall have the right, in its sole discretion, to cease compilation and publication of the Equities Index and, in such event, to terminate this Agreement if LICENSOR does not offer a replacement or substitute index. In the event that LICENSOR intends to discontinue the Equities Index, LICENSOR shall give LICENSEE at least six months (6) month’s written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be made available.

               LICENSEE shall have the option hereunder within sixty (60) days after receiving such written notice from LICENSOR to notify LICENSOR in writing of its election to publish, compile, calculate, maintain and license the Equities Index itself or of its intent to use the replacement or substitute index, if any, under the terms of this Agreement. In the event that LICENSEE does not exercise such options or no substitute or replacement index is made available, this Agreement shall be terminated as of the date specified in the LICENSOR notice and the License Fees to the date of such termination shall be computed as provided in Subsection 4(f).

              (d)               LICENSEE may terminate this Agreement upon ninety (90) days prior written notice to LICENSOR if (i) LICENSEE is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in LICENSEE's reasonable judgment materially impairs LICENSEE's ability to market and/or promote product using the Equities Index; (ii) any material litigation or regulatory proceeding regarding any products using the Equities Index is threatened or commenced; or (iii) LICENSEE in its sole discretion chooses to cease use of the Equities Marks and the Equities Index. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(f).

              (e)                       LICENSOR may terminate this Agreement upon ninety (90) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to LICENSEE if (i) LICENSOR is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in LICENSOR's reasonable judgment materially impairs LICENSOR's ability to license and provide the Equities Index and Equities Marks under this Agreement; or (ii) any litigation or proceeding is threatened or commenced and LICENSOR reasonably believes that such litigation or proceeding would have a material and adverse effect upon the Equities Marks and/or the Equities Index or upon the ability of LICENSOR to perform under this Agreement. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(f).

              (f)                        In the event of termination of this Agreement as provided in Subsections 4(a), (b), (c), (d) or (e), the License Fees to the date of such termination shall be computed by prorating the amount of the applicable  License Fees on the basis of the number of elapsed days in the current term. Any excess License Fees amount paid by LICENSEE for the current term shall be refunded by LICENSOR.

              (g)                       Upon termination of this Agreement, LICENSEE shall cease to sub-license the Equities Index and the Equities Marks; provided that LICENSEE may continue to utilize any previously printed materials which contain the Equities Marks for a period of ninety (90) days following such termination.

5.      LICENSOR's Obligations.

              (a)                       LICENSEE shall have no responsibility for ensuring that LICENSOR employees comply with  LICENSOR policies and applicable rules and regulations. LICENSOR shall have no liability to the LICENSEE with respect to its employees' adherence or failure to adhere to its policies and applicable rules and regulations.

               (b)                      LICENSOR shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the Product or in making any representation or statement to investors or prospective investors in connection with the promotion by LICENSEE of any investment products using the Equities Index.

               (c)                      LICENSOR agrees to provide reasonable support for LICENSEE's development, marketing and educational efforts with respect to investment products using the Equities Index as follows: (i) LICENSOR shall provide LICENSEE, upon request but subject to any agreements of confidentiality with respect thereto, copies of the results of any marketing research conducted by or on behalf of LICENSOR with respect to the Equities Index; and (ii) LICENSOR shall respond in a timely fashion to any reasonable requests for information by LICENSEE regarding the Equities Index.

                (d)                     LICENSOR or its agent shall calculate and disseminate the Equities  Index at least once each fifteen (15) seconds in accordance with its current procedures, which procedures may be modified by LICENSOR.

                (e)                    LICENSOR shall promptly correct or instruct its agent to correct any mathematical errors made in LICENSOR's computations of the Equities Index  which are brought to LICENSOR's attention by LICENSEE, provided that nothing in this Section 5 shall give LICENSEE the right to exercise any judgment or require any changes with respect to LICENSOR's method of composing, calculating or determining the Equities Index; and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

6.      Informational Materials.

               LICENSEE shall use its best efforts to protect the goodwill and reputation of LICENSOR and of the Equities Marks in connection with its use of the Equities Marks under this Agreement. LICENSEE shall review and approve all informational materials pertaining to and to be used in connection with any product using the Equities Index, including, where applicable, all prospectuses, plans, registration statements, application forms, contracts, videos, internet sites, electronic commerce, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to LICENSOR, the Equities Index, or the Equities Marks (the "Informational Materials").

7.      Protection of Value of License.

            (a)                         During the term of this Agreement, LICENSOR shall use its best efforts to maintain in full force and effect federal registrations for "EQUITIES (R)", and "EQUITIES® Hedge Fund Index". LICENSOR shall at LICENSOR's own expense and sole discretion exercise LICENSOR's common law and statutory rights against infringement of the Equities Marks, copyrights and other proprietary rights.

            (b)                         LICENSEE shall cooperate with LICENSOR in the maintenance of such rights and registrations and shall take such actions and execute such instruments as LICENSOR may from time to time reasonably request, and shall use the following notice when referring to the Equities Index or the Equities Marks in any Informational Material:

8.      Proprietary Rights.

            (a)                         LICENSEE acknowledges that the Equities Index is selected, coordinated, arranged and prepared by LICENSOR through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by LICENSOR. LICENSEE also acknowledges that the  Equities Index and the Equities Marks are the exclusive property of LICENSOR, that LICENSOR has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights) and that the Equities Index and its compilation and composition and changes therein are in the control and discretion of LICENSOR.

            (b)                         LICENSOR reserves all rights with respect to the Equities Index and the Equities Marks except those expressly licensed to LICENSEE hereunder.

            (c)                         Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information"). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Subsection 8(c) shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

9.      Warranties; Disclaimers.

             (a)                        LICENSOR represents and warrants that LICENSOR has the right to grant the rights granted to LICENSEE herein and that the license granted herein shall not infringe any trademark, copyright or other proprietary right of any person not a party to this Agreement.

             (b)                        LICENSOR further warrants and represents to LICENSEE that the Equities Marks and the Equities Index are the exclusive property of LICENSOR, that LICENSOR has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights), that the Equities Index and its compilation and composition and changes therein are in the control and discretion of LICENSOR, and that the Equities Index and Equities Marks do not infringe the rights of any third party.

             (c)                        Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

             (d)                        Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. In no event shall the cumulative liability of LICENSOR to LICENSEE exceed the average annual License Fees actually paid to LICENSOR hereunder.

             (e)                         The provisions of this Section 9 shall survive any termination of this Agreement.

10.     Indemnification.

           (a)                          LICENSEE shall indemnify and hold harmless LICENSOR, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any third-party claim, action, or proceeding that arises out of or relates to this Agreement, except insofar as it relates to a breach by LICENSOR of its representations or warranties hereunder, however, that LICENSOR notifies LICENSEE promptly of any such claim, action or proceeding. LICENSEE shall periodically reimburse LICENSOR for its reasonable expenses incurred under this Subsection 10(a). LICENSOR shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of LICENSEE without waiving the indemnity hereunder. LICENSEE, in the defense of any such claim, action or proceeding except with the written consent of LICENSOR, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to LICENSOR of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of LICENSOR. This provision shall survive the termination or expiration of this Agreement.

            (b)                         LICENSOR shall indemnify and hold harmless LICENSEE, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any third-party claim, action, or proceeding that arises out of or relates to any breach by LICENSOR of its representations or warranties under this Agreement; provided, however, that (a) LICENSEE notifies LICENSOR promptly of any such claim, action or proceeding; (b) LICENSEE grants LICENSOR control of its defense and/or settlement; and (c) LICENSEE cooperates with LICENSOR in the defense thereof. LICENSOR shall periodically reimburse LICENSEE for its reasonable expenses incurred under this Subsection 10(b). LICENSEE shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of LICENSOR without waiving the indemnity hereunder. LICENSOR, in the defense of any such claim, action or proceeding, except with the written consent of LICENSEE, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to LICENSEE of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of LICENSEE. This provision shall survive the termination or expiration of this Agreement.

11.     Suspension of Performance.

               Neither LICENSOR nor LICENSEE shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

12.     Other Matters.

            (a)                         This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void.

            (b)                         This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

           (c)                          No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

           (d)                          Except as set forth in Section 6 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to LICENSOR:

Equities Global Communications, Inc.
2118 Wilshire Boulevard #722
Santa Monica, CA 90403
Attn: David Bernard
          Chief Executive Officer
Fax #: 310-207-8198
Email: DBernard@equitiesmagazine.com

Notice to LICENSEE:

Fund.com Managed Products Inc.
455 Broadway, 4th Floor
New York, NY 10012
Attn: Raymond Lang
          Chief Executive Officer
Fax #: 212-625-3594
Email: rlang@fund.com

          (f)           This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

         (g)                           Each party agrees that in connection with any legal action or proceeding arising with respect to this Agreement, they will bring such action or proceeding only in the United States District Court for the District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and each party agrees to submit to the jurisdiction of such court and venue in such court and to waive any claim that such court is an inconvenient forum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

 Equities Global Communications, Inc.                                                  Fund.com Managed Products Inc.
               a subsidiary of Fund.com Inc.

By: /s/ David Bernard                                                                               By:  /s/ Raymond Lang

Name: David Bernard                                                                                Name:  Raymond Lang

Title: Chief Executive Officer                                                                    Title:  Chief Executive Officer